Filed Pursuant to Rule 424(b)(3)
Registration No. 333-267126

PROSPECTUS SUPPLEMENT NO. 17
(to Prospectus dated October 26, 2022)

D-WAVE QUANTUM INC.

COMMON SHARES

This prospectus supplement updates, amends and supplements the prospectus contained in our Registration Statement on Form S-1, effective as of October 26, 2022 (as supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-267126).

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on April 24, 2023 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our shares of common stock, par value $0.0001 (“Common Shares”), are listed on the New York Stock Exchange (the “NYSE”) under the symbol “QBTS”. On April 21, 2023, the last reported sales price for the Common Shares on the NYSE was $0.5601.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 21 of the Prospectus for a discussion of applicable information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 24, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 19, 2023

D-Wave Quantum Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-41468	88-1068854
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3033 Beta Avenue
Burnaby, British Columbia
Canada
V5G 4M9
(Address of principal executive offices)

(604) 630-1428
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	QBTS	NYSE
Warrants, each whole warrant exercisable for 1.4541326 shares of common stock at an exercise price of $11.50	QBTS.WT	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01.	Entry into a Material Definitive Agreement.

D-Wave Quantum Inc. ("D-Wave") and D-Wave Systems Inc. (“D-Wave Systems), an indirect wholly-owned subsidiary of D‑Wave, entered into Amendment Agreement No. 2 to the Contribution Agreement (“Amendment No. 2”), dated April 19, 2023, with His Majesty the King in Right of Canada as represented by the Minister of Industry. Under Amendment No. 2, the parties agreed to extend the project completion date to June 30, 2023; to amend the statement of work to accommodate an expansion in the scope of certain development efforts, including the refinement of performance specifications and the addition of new features; to amend the schedule of repayments to accommodate such completion date and statement of work changes; and to add D-Wave as a guarantor for the performance and fulfillment of every obligation of D-Wave Systems under the Contribution Agreement.

The above description of the material terms of Amendment No. 2 is qualified in its entirety by Amendment No. 2 attached as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated by reference into this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1
Amendment Agreement No. 2 to Agreement, dated as of April 19, 2023, between D-Wave Quantum Inc., D-Wave Systems Inc., and His Majesty the King in Right of Canada as represented by the Minister of Industry.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

D-Wave Quantum Inc.

Dated: April 21, 2023	By:	/s/ Alan Baratz
	Name:	Alan Baratz
	Title:	President & Chief Executive Officer

Exhibit 10.1

SIF AGREEMENT NO. 811-811923

STRATEGIC INNOVATION FUND

AMENDMENT AGREEMENT NO. 2

This Amendment Agreement made

Between:
HIS MAJESTY THE KING IN RIGHT OF CANADA (“His Majesty”),
as represented by the Minister of Industry

(the “Minister”)

And:
D-Wave Systems Inc., a corporation duly incorporated under the laws of Canada having its head office located at 3033 Beta Ave., Burnaby, BC V5G 4M9.

(the “Recipient”)

And:
D-Wave Quantum Inc., a corporation duly incorporated under the laws of the State of Delaware, having its place of business located at 2650 E. Bayshore Road, Palo Alto, CA 94303-3211, USA and a place of business located at 3033 Beta Avenue, Burnaby, BC V5G 4M9.

Being added as (the “Guarantor”)

Each a “Party” to this Amendment Agreement and collectively referred to as the “Parties”.

RECITALS

WHEREAS

A-
The Minister and the Recipient entered into a contribution agreement executed on November 20, 2020, under the Strategic Innovation Fund, which was subsequently amended on August 24, 2021. The contribution agreement and the amendment agreement are collectively referred to as the “Contribution Agreement”.

SIF AGREEMENT NO. 811-811923
Amendment No.2
B-
The Minister and the Recipient have agreed to amend, inter alia, the project completion date, statement of work, costing schedules, and to add a guarantor and its obligations under the terms of the Contribution Agreement.

NOW THEREFORE in consideration of their respective obligations set out below, the Parties hereto acknowledge and agree as follows:

Interpretation

1.	All capitalized terms not otherwise defined herein have the same meaning ascribed to them in the Contribution Agreement.

Execution

2.	This Amendment Agreement must be signed by the Recipient and received by the Minister within thirty (30) days of its signature on behalf of the Minister, failing which it shall be null and void.

Amendment

3.	Section 2.1 – Definitions shall be amended by deleting the definition for “Project Completion Date” in its entirety and replacing it with the following definition:

““Project Completion Date” means June 30, 2023.”

4.	Section 6 – Special Conditions shall be amended by adding the following clause:

“6.9 Guarantee

(a)          Guarantee. In consideration of the Minister providing the Contribution, the Guarantor guarantees the complete performance and fulfillment of every obligation of the Recipient under this Agreement, including without limitation, the completion of the Project in accordance with this Agreement. If the Recipient fails to perform or otherwise satisfy any of its obligations related to the Agreement, immediately after receiving a written demand from the Minister, the Guarantor must perform or satisfy, or arrange for the performance or satisfaction of, all outstanding obligations of the Recipient. The Guarantor’s obligations under this Guarantee are as a primary obligor and not only as a surety. The Minister is not required to resort to or exhaust any recourse that it may have against the Recipient or any other person before being entitled to make claim against the Guarantor. As a result of the forgoing, the Guarantor or the Recipient may be compelled separately to perform any obligation contained in this Agreement.

SIF AGREEMENT NO. 811-811923
Amendment No.2
(b)          Taxes. Any payment to be made by the Guarantor in respect of this Agreement shall be made free and clear of and without deduction or withholding for or on account of any present and future taxes, levies, imposts, stamp taxes, duties, charges, fees deductions, withholdings, penalties or interest (collectively, “Taxes”) provided that if the Guarantor is required to withhold or deduct any taxes from such payments, the sum payable shall be increased as necessary so that after making all required withholdings or deductions, the Minister receives an amount equal to the sum he/she would have received had no such withholding or deduction been made.

(c)          Costs. The Guarantor agrees to reimburse the costs and expenses incurred by the Minister in enforcing the guarantee under Subsection 6.9 (a).

(d)          Representations. The Guarantor represents to the Minister that it has the power and authority, and has met all legal requirements to grant the guarantee under Subsection 6.9 (a) and that such guarantee is enforceable against it in accordance with its terms.

e)          Service of Process. The Guarantor irrevocably consents to the service of process in the manner provided for notices in Section 18 of this Agreement. Nothing in this Agreement will affect the right of the Minister to serve process in any other manner permitted by law.

f)          Forum. The Guarantor irrevocably agrees that any actions or proceedings arising out of or in connection with this Agreement may be brought in any court in the Province of British Columbia or the Federal Court of Canada as applicable, and submits and attorns to the non-exclusive jurisdiction of each such court.”

5.	Section 14 – Default and Remedies shall be amended by deleting Subsection 14.1 - Event of Default in its entirety and replacing it with the following:

“14.1 Event of Default. The Minister may declare that an Event of Default has occurred if:

(a)	the Recipient has failed or neglected to pay His Majesty any amount due in accordance with this Agreement;

(b)	the Project is not completed in accordance with Schedule 1 – Statement of Work to the Minister’s satisfaction by the Project Completion Date or the Project is abandoned in whole or in part;

SIF AGREEMENT NO. 811-811923
Amendment No.2
(c)	the Recipient or Guarantor has not, in the opinion of the Minister, met or satisfied a term, covenant or condition of this Agreement;

(d)	the Recipient or Guarantor becomes bankrupt or insolvent, goes into receivership, or takes the benefit of any statute, from time to time in force, relating to bankrupt or insolvent debtors;

(e)	an order is made or the Recipient or Guarantor has passed a resolution for the winding up or dissolution of the Recipient or Guarantor, or the Recipient or Guarantor is dissolved or wound up;

(f)
the Recipient or Guarantor has, in the opinion of the Minister, ceased to carry on business or has sold all or substantially all of its assets or enters into a letter of intent or binding obligation to sell all or substantially all of its assets;

(g)	the Recipient has not met or satisfied a term or condition under any other contribution Agreement or agreement of any kind with His Majesty;

(h)	the Recipient fails to fulfill any of the contractual obligations set out in this Agreement;

(i)
a representation, covenant, warranty or statement contained herein or in any document, report or certificate delivered to the Minister hereunder or in connection therewith is false or misleading at the time it was made; and

(j)	the Recipient fails to comply with the obligations regarding audit and evaluation, as set out in Section 9.”

6.	Section 18 – Contact Information & Notices shall be amended by deleting Subsection 18.3 in its entirety and replacing it with the following:

 “18.3 a) Any notices to the Recipient will be addressed to:

D-Wave Systems Inc.
Attn: General Counsel
3033 Beta Ave
Burnaby, BC V5G 4M9
Fax No: 604-630-1434
Email address: legal@dwavesys.com

SIF AGREEMENT NO. 811-811923
Amendment No.2
b) Any notices to the Guarantor will be addressed to:

D-Wave Quantum Inc.
c/o D-Wave Systems Inc.
3033 Beta Ave
Burnaby, BC V5G 4M9
Fax No: 604-630-1434
Email address: legal@dwavesys.com

7.
Schedule 1 – Statement of Work (SOW), shall be amended by deleting Section 1 (Main Objective), Section 2 (Activities) and Form A-Master Schedule (Gantt Chart), Form B- Milestones, Form C1-Project Costs Breakdown, Form C2-Estimated Costs Breakdown by Fiscal Year and Form D-Project Location and Costs in their entirety and replacing them with revised Section 1, Section 2 and Forms A, B, C1, C2 and D attached hereto as Annex A.

8.	Schedule 4 – Reporting Requirements, shall be amended by deleting Subsection 3.1 in its entirety and replaced with the following:

“3.1 Financial Statements

The Recipient will provide the Minister a copy of the following:

(a) D-Wave Quantum Inc.’s consolidated financial statements, accompanied by an externally prepared audit report or review report (as determined by the Minister) that has been issued by a licensed public accountant, or another alternative acceptable to the Minister within four (4) months of the Guarantor’s Fiscal Year end.”

9.	Schedule 5 – Repayments to the Minister (Conditional), shall be amended by replacing all references to D-Wave Systems Inc. with D-Wave Quantum Inc.

General

10.
Each of the Parties shall, at the request of the other Party to this Amendment Agreement, execute such documents and do such acts as may be reasonably required to carry out the terms of this Amendment Agreement.

11.	This Amendment Agreement may be executed in as many counterparts as are necessary, and when executed by all Parties hereto, such counterparts shall constitute one agreement.

12.	Except as amended by this Amendment Agreement, all of the provisions of the Contribution Agreement shall continue in full force and effect until such time as the Contribution Agreement is terminated.

SIF AGREEMENT NO. 811-811923
Amendment No.2
13.	The Contribution Agreement and this Amendment Agreement will henceforth be read together and will have the effect as if all the provisions of such agreements were contained in one instrument.

14.	No modification, supplement or amendment to this Amendment Agreement shall be binding unless executed in writing by all of the Parties hereto.

[Remainder of this page intentionally left blank]

SIF AGREEMENT NO. 811-811923
Amendment No.2
IN WITNESS WHEREOF the Parties hereto have executed this Amendment Agreement through duly authorized representatives.

HIS MAJESTY THE KING IN RIGHT OF CANADA as represented by the Minister of Industry

Per:	/s/ Amy Mar	Date:	3/31/23
Name:	Amy Mar
Title:	Director, Strategic Innovation Fund

D-Wave Systems Inc.

Per:	/s/ Alan Baratz	Date:	4/19/23
Name: Alan Baratz
Title: CEO

I have authority to bind the Corporation.

D-Wave Quantum Inc.

Per:	/s/ Alan Baratz	Date:	4/19/23
Name: Alan Baratz
Title: CEO

I have authority to bind the Corporation